                             VISION-SCIENCES, INC.
                              SIX STRATHMORE ROAD
                          NATICK, MASSACHUSETTS 01760

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON MONDAY, AUGUST 18, 1997

  The Annual Meeting of Stockholders of Vision-Sciences, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts on Monday, August 18, 1997 at 10:00 a.m., local time, to consider and act upon the following matters:

    1. To elect Kenneth W. Anstey and Gerald B. Lichtenberger, as Class III Directors, to serve for a three-year term;

    2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year; and

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Stockholders of record at the close of business on July 7, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Katsumi Oneda,
                                          Chairman

Natick, Massachusetts
July 11, 1997

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                             VISION-SCIENCES, INC.
                              SIX STRATHMORE ROAD
                          NATICK, MASSACHUSETTS 01760

                                PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 18, 1997

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Vision-Sciences, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on August 18, 1997 at 10:00 a.m. at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts and at any adjournment of that meeting. All proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

  The Company's Annual Report for the fiscal year ended March 31, 1997 was mailed to stockholders, along with these proxy materials, on or about July 11, 1997.

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, VISION-SCIENCES, INC., SIX STRATHMORE ROAD, NATICK, MASSACHUSETTS 01760.

VOTING SECURITIES AND VOTES REQUIRED

  At the close of business on July 7, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 14,696,909 shares of Common Stock of the Company, $.01 par value ("Common Stock"), constituting all of the voting stock of the Company. Holders of Common Stock are entitled to one vote per share.

  The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

  The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the ratification of the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year.

  Shares that abstain from voting as to a particular matter, and shares held in "street name" by a broker or nominee who indicates on a proxy that he or she does not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as shares voted on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters, such as the ones presented for stockholder approval at this Annual Meeting, that require the affirmative vote of a certain percentage of the shares voting on the matter.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGERS

  The following table sets forth the beneficial ownership of the Company's Common Stock as of April 30, 1997 (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each current director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) by all current directors and executive officers as a group:

                                                  NUMBER OF
                                                    SHARES     PERCENTAGE OF
 NAME AND ADDRESS OF                             BENEFICIALLY   OUTSTANDING
  BENEFICIAL OWNER                                OWNED (1)   COMMON STOCK (2)
 -------------------                             ------------ ----------------
 Katsumi Oneda(3)...............................  3,480,509         23.5%
  c/o Vision-Sciences, Inc.
  Six Strathmore Road
  Natick, MA 01760

 Lewis C. Pell(4)...............................  3,234,134         22.0%
  c/o Machida Incorporated
  40 Ramland Road
  Orangeburg, NY 10962

 William J. Nydam(5)............................    345,000          2.3%
  c/o AmHS Purchasing Partners, Ltd.
  12370 High Bluff Drive
  San Diego, CA 92130

 Fred E. Silverstein, M.D.......................    154,250          1.0%
  1246 15th Avenue E
  Seattle, WA 98112

 Gerald B. Lichtenberger, Ph.D.(6)..............    103,500            *
  c/o Vision-Sciences
  Six Strathmore Road
  Natick, MA 01760

 Janice B. Wyatt(7).............................     16,000            *
  15 Juniper Ridge
  Lincoln, MA 01773

 Kenneth W. Anstey(8)...........................     16,000            *
  1225 Northmeadow Pkwy., Suite 120
  Roswell, GA 30076

                                                   NUMBER OF
                                                     SHARES     PERCENTAGE OF
 NAME AND ADDRESS OF                              BENEFICIALLY   OUTSTANDING
  BENEFICIAL OWNER                                 OWNED (1)   COMMON STOCK (2)
 -------------------                              ------------ ----------------
 E. Paul Harhen(9)...............................     22,500            *
  c/o Vision-Sciences, Inc.
  Six Strathmore Road
  Natick, MA 01760

 Robert A. LaRoche (10)..........................     26,050            *

 Edward W. Benecke(11) ..........................     12,000            *
  887 Insbruck
  Wright City, MO 63390

 All current directors and executive officers
  as a group (nine persons)(12)..................  7,383,893         49.5%

--------
  *  Less than 1% of the shares of Common Stock outstanding.
 (1) Each person has sole investment and voting power with respect to the shares indicated, except as otherwise noted. The number of shares of Common Stock beneficially owned by each director, nominee for director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The inclusion herein of any shares as beneficially owned does not constitute an admission of beneficial ownership. Any reference in these footnotes to shares subject to stock options held by the person in question refers to stock options held by such person that are currently exercisable or exercisable within 60 days after April 30, 1997.
 (2) The number of shares deemed outstanding includes 14,696,909 shares outstanding as of April 30, 1997 and any shares subject to stock options held by the person or entity in question that are currently exercisable or exercisable within 60 days after April 30, 1997.
 (3) Includes 125,000 shares subject to stock options.
 (4) Includes 50,000 shares and 42,500 shares held of record and beneficially owned by Mr. Pell's wife and child, respectively. Mr. Pell disclaims beneficial ownership of these shares.
 (5) Includes 16,000 shares subject to stock options. Also includes 329,000 shares owned by AmHS Purchasing Partners, Ltd. Mr. Nydam is Vice-Chairman of this partnership and the Executive Vice-President of the general partner of this partnership, and may therefore be deemed to be a beneficial owner of these shares. Mr. Nydam disclaims beneficial ownership of the shares owned by this partnership. Mr. Nydam is not standing for re-election at the Annual Meeting.
 (6) Includes 3,000 shares owned by Dr. Lichtenberger and 3,000 shares owned by Dr. Lichtenberger's wife as custodians for their children. Dr. Lichtenberger disclaims beneficial ownership of these shares. Also includes 25,000 shares subject to stock options.
 (7) Comprised of 16,000 shares subject to stock options.
 (8) Comprised of 16,000 shares subject to stock options.
 (9) Comprised of 22,500 shares subject to stock options.
(10) Includes 23,750 shares subject to stock options. Mr. LaRoche resigned from the Company effective April 30, 1997.
(11) Comprised of 12,000 shares subject to stock options.
(12) Includes, as to all directors and executive officers as a group, 232,500 shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 1997. Also includes shares for which certain individuals have disclaimed beneficial ownership, as set forth in the above footnotes.

                             ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes, with members of each class holding office for staggered three-year terms. There are currently two Class I Directors, whose terms expire at the 1998 Annual Meeting of Stockholders, three Class II Directors, whose terms expire at the 1999 Annual Meeting of Stockholders, and two Class III Directors, whose terms expire at the 1997 Annual Meeting of Stockholders (in all cases subject to the election of their successors and to their earlier death, resignation or removal).

  The persons named in the enclosed proxy will vote to elect Kenneth W. Anstey and Gerald B. Lichtenberger as Class III Directors, unless authority to vote for the election of Mr. Anstey and Dr. Lichtenberger is withheld by marking the proxy to that effect. Mr. Anstey is currently a Class III Director of the Company. Mr. Anstey and Dr. Lichtenberger have indicated their willingness to serve, if elected, but if either should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee or nominees designated by the Board of Directors. William J. Nydam, currently a Class III Director, is not standing for re-election at the Annual Meeting.

  Set forth below are the name and certain information with respect to each director of the Company, including the nominees for Class III Director.

                               CLASS I DIRECTORS

  LEWIS C. PELL, age 54, a co-founder of the Company, has been Vice-Chairman of the Board of Directors of the Company since May 1992. Mr. Pell has served as a director of Heart Technology, Inc., a publicly-held medical device company. Mr. Pell is a founder or co-founder of a number of other privately-held medical device companies, including Biosense, Inc., Influence, Inc., Flexiclave, Inc., iSight, Inc., and Vitality Biotechnologies, Inc. Mr. Pell was co-founder and a director of Versaflex Delivery Systems, Inc. and InStent, Inc., which were sold in 1988 and 1996, respectively, to Medtronic, Inc. In 1983, Mr. Pell co-founded American Endoscopy, Inc. and served as a director until it was sold in 1986 to C.R. Bard, Inc. In September 1979, he co-founded Pentax Precision Instrument Corporation and served as Executive Vice President and director until December 1990, when it was sold to Asahi Optical Company.

  EDWARD W. BENECKE, age 54, has been the President and owner of Medical Contracts Associates and an associate at The Medalliance, both consulting firms, since June, 1994. From 1967 to 1994, Mr. Benecke served in various positions with Johnson & Johnson, most recently as Vice President of Marketing. Mr. Benecke is a director of InnerDyne Medical, Inc., a medical device company. He has been a director of the Company since 1994.

                              CLASS II DIRECTORS

  KATSUMI ONEDA, age 59, a co-founder of the Company, has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since October 1993. He served as Vice-Chairman of the Board of Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. From 1979 to December 1990, he was President and Chief Executive Officer of Pentax Precision Instrument Corporation. Mr. Oneda is a director of several private companies. He has been a director of the Company since 1987.

  FRED E. SILVERSTEIN, M.D., age 55, served as a Professor of Medicine at the University of Washington from July 1989 to June 1994 and a partner of Frazier and Company beginning in July 1994. Dr. Silverstein has been a prominent practitioner and author in the field of gastroenterology. Dr. Silverstein is a director of Aradigm Corporation, Washington Research Foundation, the Washington Technology Center in Seattle and several private medical companies. He has been a director of the Company since 1990.

  JANICE B. WYATT, age 49, is the President and Chief Executive Officer of Health Care Negotiation Associates. Ms. Wyatt served as a partner of Korn Ferry International Executive Search Consultants, a healthcare executive consulting firm, from 1994 to 1997. She was President and Chief Executive Officer of MetroWest Medical Center, a 508-bed community teaching hospital, from January 1992 to April 1993. From December 1985 to December 1991, Ms. Wyatt was President of Leonard Morse Hospital and Health Care Corp., a 259-bed community teaching hospital which merged with Framingham Union Hospital to create MetroWest Medical Center in January 1992. Prior to that, she was hospital director of the University of Massachusetts Medical Center. She has been a director of the Company since 1993.

CONTINUING CLASS III DIRECTOR AND NOMINEE FOR CLASS III DIRECTOR

  KENNETH W. ANSTEY, age 51, served as Chief Executive Officer of Biofield, Corp., a medical device company, from December 1995 to March 1997. From August 1991 to December 1995, Mr. Anstey served as President and Chief Executive Officer of Mitek Surgical Products, Inc., a medical device company. From 1989 to 1991, Mr. Anstey served in various capacities at subsidiaries of Bristol-Meyers Squibb Company, including as President of ConvaTec, Inc., a manufacturer of ostomy and surgical products. Mr. Anstey is also a director of Cell Pro Inc. and Spine Tech, Inc. He has been a director of the Company since 1993.

  GERALD B. LICHTENBERGER, PH.D., age 52, has served as Executive Vice President, Chief Operating Officer, Acting Chief Financial Officer and Secretary of the Company since December 1996. From June 1990 to December 1996, Dr. Lichtenberger served as President and a Director of iSight, Inc., a developer and manufacturer of digital video cameras and components. Dr. Lichtenberger was Vice President of Strategic Planning and Vice President of Operations of Pentax Precision Instrument Corporation from 1986 until 1990, and was President, Chief Executive Officer and Chairman of the Board of Directors of Systems of the Future, Inc. from 1979 until 1986.

  Executive officers of the Company are generally elected by the Board of Directors on an annual basis and serve at the Board's discretion. No family relationships exist among any of the executive officers or directors of the Company.

BOARD AND COMMITTEE MEETINGS

  The Company has a standing Audit Committee of the Board of Directors, which reviews the Company's independent auditors' performance in the annual audit, reviews auditors' fees, discusses the Company's internal accounting control policies and procedures and considers and recommends the selection of the Company's independent auditors. The Audit Committee met one time during the fiscal year ended March 31, 1997. The current Audit Committee members are Dr. Silverstein, Messrs. Nydam and Benecke and Ms. Wyatt.

  The Company has a standing Compensation Committee of the Board of Directors, which sets the compensation levels of executive officers of the Company (subject to review by the Board of Directors), provides recommendations to the Board regarding compensation programs of the Company, administers the Company's 1990 Stock Option Plan (the "1990 Option Plan") and authorizes option grants under the 1990 Option Plan to all employees of the Company. The Compensation Committee met one time during the fiscal year ended March 31, 1997. The current members of the Compensation Committee are Messrs. Anstey, Nydam and Benecke and Ms. Wyatt.

  The Board of Directors met eight times during the fiscal year ended March 31, 1997. Each incumbent director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she then served.

DIRECTOR COMPENSATION

  The Company's outside directors (currently, Messrs. Anstey, Benecke, Nydam and Ms. Wyatt) receive an annual director's fee in the amount of $10,000 payable quarterly. Directors are reimbursed for certain Company-related travel expenses.

  Pursuant to the Company's 1993 Director Option Plan (the "1993 Director Plan"), each person who was an outside director on August 16, 1993, the date that the 1993 Director Plan was approved by the Company's stockholders, was granted a nonstatutory option to purchase 20,000 shares of the Company's Common Stock at a price equal to $11.625 per share (the fair market value at time of grant), which option becomes exercisable over a four-year period from the date of grant with one-fifth of the option being exercisable on the date of grant and an additional one-fifth becoming exercisable on each of the first, second, third and fourth anniversaries of the date of grant. In addition to the 20,000 share option grant described above, each outside director whose option shares are fully vested is granted a nonstatutory stock option on the date that all such shares become fully vested to purchase 20,000 shares of the Company's Common Stock at a price equal to the fair market value at the time of grant, which option shall become exercisable over a four-year period from the date of grant as set forth above. Each outside director initially elected to the Board of Directors after August 16, 1993 will receive an option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.

  The Company is party to a consulting agreement with Dr. Silverstein, a director of the Company. Under the agreement, Dr. Silverstein provides consulting services to the Company with respect to certain matters concerning sheathed endoscopic products for a two-year term ending on June 30, 1997. Dr. Silverstein also agreed, as part of the consulting agreement, that he would not, during the term of the consulting agreement and for two years thereafter, provide consulting services to, accept employment with, or render other services to, any business or entity or individual engaged in the design, development or manufacture of sheathed endoscopic products.

EXECUTIVE COMPENSATION

 Summary Compensation

  The following table sets forth certain information concerning the compensation, for the fiscal years indicated, of the Company's Chief Executive Officer and the Company's three other most highly compensated executive officers who earned more than $100,000 during the fiscal year ended March 31, 1997 (the "Senior Executives").

                          SUMMARY COMPENSATION TABLE

                                              LONG-TERM COMPENSATION
                                  ----------------------------------------------
                                            ANNUAL      AWARDS
            NAME AND              FISCAL COMPENSATION NO. OPTION    ALL OTHER
      PRINCIPAL POSITION(1)        YEAR   SALARY(2)   OF SHARES  COMPENSATION(3)
      ---------------------       ------ ------------ ---------- ---------------
Katsumi Oneda (4)................  1997    $191,629        --           --
 President, Chief Executive        1996     194,718        --           --
  Officer and Chairman of          1995     193,386        --           --
  the Board of Directors

Lewis C. Pell....................  1997     109,200        --        $1,638
 Vice Chairman of the Board of     1996     109,200        --         1,638
  Directors                        1995     114,240        --         1,714

E. Paul Harhen...................  1997     104,494     60,000        1,414
 Vice President--Operations        1996      97,923     15,000        1,261
                                   1995      90,923     30,000        1,121

Robert A. LaRoche(5).............  1997     109,231     10,000        1,638
 Former Vice President--Sales and  1996     109,231     15,000        1,638
  Marketing

--------
(1) The rules of the SEC require that this table, the stock option grant table and the stock option exercise table which follow, present information concerning the Company's Chief Executive Officer as of March 31, 1997, the Company's fiscal year-end, any other person who served as the Company's Chief Executive Officer at any time during the fiscal year ended March 31, 1997 and the Company's four other most highly compensated executive officers (determined by reference to total annual salary and bonus earned by such officers) whose total salary and bonus exceeded $100,000 for the fiscal year ended March 31, 1997. Because the Company had only three other executive officers whose compensation exceeded $100,000 for the fiscal year ended March 31, 1997, this table and the two tables that follow present compensation information only for the Chief Executive Officer and such other three executive officers.
(2) In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Senior Executive.
(3) Consists of Company contributions to 401(k) Plan.
(4) $97,500 of Mr. Oneda's 1996 salary and all of Mr. Oneda's 1997 salary have been accrued and will be paid to Mr. Oneda at such time as the Company generates a positive cash flow.
(5) Mr. LaRoche joined the Company in July 1994 and became an executive officer in fiscal 1996. Mr. LaRoche resigned from the Company effective April 30, 1997.

 Option Grants

  The following table sets forth certain information concerning grants of stock options made during the fiscal year ended March 31, 1997 to each of the Senior Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                     INDIVIDUAL GRANTS
                         -----------------------------------------
                                    PERCENT OF                     POTENTIAL REALIZABLE
                                      TOTAL                              VALUE AT
                         NUMBER OF   OPTIONS                          ASSUMED ANNUAL
                         SECURITIES  GRANTED                          RATES OF SHARE
                         UNDERLYING     TO     EXERCISE             PRICE APPRECIATION
                          OPTIONS   EMPLOYEES  OR BASE              FOR OPTION TERM(1)
                          GRANTED   IN FISCAL   PRICE   EXPIRATION ---------------------
  NAME                      (#)        YEAR      ($)       DATE      5%($)      10%($)
  ----                   ---------- ---------- -------- ---------- ---------- ----------
Katsumi Oneda...........      --       --          --         --          --         --
Lewis C. Pell...........      --       --          --         --          --         --
E. Paul Harhen..........   50,000      6.9%     $1.188   12/17/06  $   37,341 $   94,628
                           10,000      1.4%      1.875    6/21/06      11,792     29,883
Robert A. LaRoche.......   10,000      1.4%      1.875    6/21/06      11,792     29,883

--------
(1) These columns show the hypothetical gains or option spreads of the options granted based on the fair market value of the Common Stock on the date of grant and assumed annual compound share appreciation rates of 5% and 10% over the full term of the options. The assumed rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future stock prices. Actual gains, if any, on option exercises will depend on the timing of such exercise and the future performances of the Company's Common Stock. Values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise.

 Option Exercises and Holdings

  The following table sets forth certain information concerning each exercise of a stock option during the fiscal year ended March 31, 1997 by each of the Senior Executives, and the number and value of unexercised options held by each of the Senior Executives on March 31, 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                          NUMBER OF
                                                       SHARES SUBJECT
                                                       TO UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                            NUMBER OF                     YEAR-END            AT FISCAL YEAR-END(1)
                         SHARES ACQUIRED  VALUE   ------------------------- -------------------------
NAME                       ON EXERCISE   REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------- ----------- ------------- ----------- -------------
Katsumi Oneda...........       --          --       125,000         --          --            --
Lewis C. Pell...........       --          --           --          --          --            --
E. Paul Harhen..........       --          --        22,500      87,500         --         $3,125
Robert A. LaRoche.......       --          --        23,750      41,250         --            --

--------
(1) Based on the fair market value of the Common Stock on March 31, 1997 ($1.25 per share), less the option exercise price.

AGREEMENTS WITH SENIOR EXECUTIVES

  The Company does not have any employment contracts, termination of employment or change in control arrangements with any of the Senior Executives.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On December 24, 1996, the Company issued 842,105 shares of its Common Stock to each of Messrs. Oneda and Pell. The shares of Common Stock were sold to Messrs. Oneda and Pell in a private transaction at a price per share equal to $1.1875, the closing price of the Company's Common Stock on the Nasdaq National Market on December 17, 1996.

  The Company leases its 25,000 square foot facility in Orangeburg, New York from J&J Associates, Inc. under a lease due to expire in August 31, 2000, subject to renewal or extension. Messrs. Oneda and Pell together own 50% of J&J Associates. During the fiscal year ended March 31, 1997, the Company paid an aggregate of $204,000 to J&J Associates under this lease. The Company believes that the terms of this lease are at least as favorable to the Company as could have been obtained from an unaffiliated third party.

  The Company has a policy that transactions, if any, between the Company and its officers, directors or other affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the members of the Board of Directors and by a majority of the disinterested members of the Board of Directors; and further, that any loans by the Company to its officers, directors or other affiliates must be for bona fide business purposes only.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee, which is currently comprised of Kenneth Anstey, William J. Nydam, Edward W. Benecke and Janice B. Wyatt. The Compensation Committee is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. In the fiscal year ended March 31, 1997, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. In making decisions regarding executive compensation, the Compensation Committee considers the input of the Company's other directors, including the input of Mr. Oneda with respect to the compensation of the Company's executive officers other than Mr. Oneda.

 Policies and Philosophy

  The Company's executive compensation program is structured and administered to achieve three broad goals in a manner consistent with stockholder interests. First, the Compensation Committee structures executive compensation programs and decisions regarding individual compensation in a manner that the Compensation Committee believes will enable the Company to attract and retain key executives. Second, the Compensation Committee establishes compensation programs that are designed to reward executives for the achievement of specified business objectives of the Company, which are often targeted to the individual executive's particular business unit. Finally, the Compensation Committee designs the Company's executive compensation programs to provide executives with long-term ownership opportunities in the Company in an attempt to align executive and stockholder interests.

  The Company has not to date generated significant revenues from the sales of its new products that incorporate its disposable Endosheath technology. Accordingly, in evaluating both individual and corporate performance for purposes of determining salary levels and stock option grants, the Compensation Committee currently places significant emphasis on the progress and success of the Company with respect to matters such as product development, including product design and manufacturing, and enhancement of the Company's patent and licensing position as well as on the Company's overall financial performance and sales by product line.

 Executive Officer Compensation in Fiscal 1997

  The compensation programs for the Company's executives established by the Compensation Committee consist of two elements based upon the foregoing objectives: (i) base salary and benefits competitive with the marketplace; and
(ii) stock-based equity incentive in the form of participation in the 1990 Option Plan. The Compensation Committee believes that providing a base salary and benefits to its executive officers that are competitive with the marketplace enables the Company to attract and retain key executives. The Compensation Committee generally provides executive officers discretionary stock option awards to reward them for achieving specified business objectives and to provide them with long-term ownership opportunities. In evaluating the salary level and equity incentives to award to each current executive officer, the Compensation Committee examines the progress which the Company has made in areas under the particular executive officer's supervision, such as manufacturing or sales, and the overall performance of the Company. The Compensation Committee does not establish specific goals or milestones which automatically trigger additional compensation for the executive officers but rather decides on each executive officer's compensation after taking into account actions by such officer to accomplish established Company goals. The Compensation Committee decided not to award bonuses for fiscal 1997 based on the overall financial performance of the Company during the year.

  In determining the salary of each executive officer, including the Senior Executives, the Compensation Committee and the Board of Directors consider numerous factors such as (i) the individual's performance, including the expected contribution of the executive officer to the Company's goals, (ii) the Company's long-term needs and goals, including attracting and retaining key management personnel and (iii) the Company's competitive position, including data on the payment of executive officers at comparable companies that are familiar to members of the Compensation Committee. The companies described under the caption "Comparative Stock Performance" below constitute a much broader group of companies at various stages of development than those considered by the Compensation Committee to compare compensation levels of the Company's executive officers. Rather, the companies used by the Compensation Committee to compare executive compensation are companies of which the members of the Compensation Committee have specific knowledge and are considered as of the time those companies were at similar stages of development as the Company. To the extent determined to be appropriate, the Compensation Committee also considers general economic conditions and the historic compensation levels of the individual. The Compensation Committee believes that the salary levels of its executive officers are in the middle third when compared to the compensation levels of companies at similar stages of development as the Company.

  Stock option grants made pursuant to the 1990 Option Plan in the fiscal year ended March 31, 1997 were designed to make a portion of the overall compensation of the executive officers receiving such awards vary depending upon the performance of the Company's Common Stock. Such grants, as a result of vesting arrangements applicable to such stock options, also serve as a means of retaining these individuals. In making stock option grants to executives, the Compensation Committee considers a number of factors, including the performance of the executive, the responsibilities of the executive, and the executive's current stock or option holdings.

 Compensation of the Chief Executive Officer in Fiscal 1997

  The compensation philosophy applied by the Committee in establishing the compensation for the Company's President and Chief Executive Officer is the same as for the other senior management of the Company--to provide a competitive compensation opportunity that rewards performance.

  Mr. Oneda served in the positions of President, Chief Executive Officer and Chairman of the Board of Directors of the Company during the fiscal year ended March 31, 1997. Prior to October 14, 1993, he served as Vice Chairman of the Board of Directors of the Company from May 1992 to October 1993, as Honorary Chairman of the Board of Directors from October 1991 to October 1993 and as Chairman of the Board of Directors from September 1990 to October 1991. The Compensation Committee set Mr. Oneda's base salary during fiscal 1997 at $191,629, considered by the Compensation Committee to be the middle third of the compensation of Chief Executive Officers at other publicly-traded companies at the same stage of development as the Company. All of this amount has been accrued and will be paid to Mr. Oneda at such time as the Company generates a positive cash flow.

 Compliance with Internal Revenue Code Section 162(m)

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Although the Company has not paid any of its executive officers annual compensation over $1,000,000 and has no current plan to do so, it currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with this statute.

                                          COMPENSATION COMMITTEE

                                          Kenneth Anstey
                                          Edward W. Benecke
                                          William J. Nydam
                                          Janice B. Wyatt

REPORTS UNDER SECTION 16(A) OF THE EXCHANGE ACT

  Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Securities Exchange Act of 1934, as amended, except that Messrs. Oneda and Pell each filed a Statement of Changes in Beneficial Ownership on Form 4 on January 28, 1997 reflecting the purchase of 842,105 shares of Common Stock each, as more fully described under "Certain Relationships and Related Transactions."

                         COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company between December 15, 1992 (the date the Company's Common Stock commenced public trading) and March 31, 1997 (the end of fiscal
1997) with the cumulative total return of (i) the S&P Health Care Diversified Index and (ii) the Nasdaq Stock Market-U.S. Index. This graph assumes the investment of $100 on December 15, 1992 in the Company's Common Stock, and on November 30, 1992 in the S&P Health Care Diversified Index and the Nasdaq Stock Market-U.S. Index, and assumes dividends are reinvested.


                                                     Cumulative Total Return
                                         ------------------------------------------------
                                         12/15/92   03/93   03/94   03/95   03/96   03/97
VISION-SCIENCES, INC.            VSCI      100        104     54      39       26      10
NASDAQ STOCK MARKET (U.S.)       INAS      100        106    114     127      172     192
S & P HEALTH CARE (DIVERSIFIED)  IHCV      100         89     85     120      171     221

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since 1991. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection.

  Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

  The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

  All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

  Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Natick, Massachusetts not later than March 13, 1998 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          Katsumi Oneda,
                                          Chairman
July 11, 1997

  THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      APPENDIX A
                                                                      ----------

                             VISION-SCIENCES, INC.

PROXY                                                                      PROXY

  PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 18, 1997

     The undersigned, revoking all prior proxies, hereby appoint(s) Katsumi Oneda and Peter B. Tarr, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of Vision-Sciences, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on August 18, 1997 at 10:00 a.m., local time, and at any adjournment thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicate his intent to vote in person.

     1.   To elect the following Class III Directors (except as marked below):

          Kenneth W. Anstey and Gerald B. Lichtenberger.

[_]  FOR all nominees          [_] WITHHOLD AUTHORITY to vote for all nominees

[_]  FOR all nominees except the following:__________________________________


     2. To ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year.

     [_]  FOR                  [_]  AGAINST              [_]  ABSTAIN


                           Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such.
                           If a corporation or a partnership, please sign by authorizing person.

                           Signature: ______________________________________

                           Date: ___________________________________________

THIS PROXY IS SOLICITED    Signature: ______________________________________
ON BEHALF OF THE BOARD OF
DIRECTORS OF THE COMPANY   Date: ___________________________________________